Exhibit 99.1

InSite Vision Reports First Quarter 2010 Financial Results

— AzaSite® Royalties Up 75 Percent over First Quarter 2009 —

Alameda, Calif., May 5, 2010 – InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Results Summary

Royalty revenues increased by $1.0 million to $2.3 million for the first quarter 2010 over 2009. Royalties were primarily from Inspire for sales of AzaSite. The year-over-year increase in royalties was driven by a 41 percent growth in AzaSite revenues and an increase in the royalty rate from 20 percent to 25 percent beginning in August 2009. The amortization of the upfront and milestones payments from international license fee payments for AzaSite was $1.0 million in the first quarter of 2009.

Research and Development (R&D) expenses for the first quarter 2010 were $1.1 million compared to $2.2 million in the first quarter 2009. The decrease in R&D expenses was primarily driven by a corporate restructuring in March 2009. General and Administrative (G&A) expenses were $1.2 million in the first quarter 2010 compared to $1.7 million in the first quarter 2009. G&A expenses in 2010 were lower due to a corporate structuring in March 2009.

Net loss for the quarter ended March 31, 2010 was $2.9 million, or $0.03 per share, compared to a net loss of $5.4 million, or $0.06 per share, in the same quarter of 2009.

InSite Vision had cash, cash equivalents and short-term investments of $22.3 million at March 31, 2010.

Recent Accomplishments and Events

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Prescriptions of AzaSite (azithromycin ophthalmic solution) 1%, for the treatment of bacterial conjunctivitis, increased by 39 percent in the first quarter of 2010 compared to the first quarter of 2009. AzaSite is marketed by Inspire Pharmaceuticals in the United States.

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InSite Vision began receiving royalty payments in the first quarter of 2010 from Bausch & Lomb for global net product sales of Besivance™ (besifloxacin ophthalmic suspension) 0.6%. Besivance, the second commercial product to utilize InSite Vision’s proprietary

DuraSite® drug delivery platform, is being marketed in the United States by InSite Vision’s licensee, Bausch & Lomb and their partner, Pfizer Inc, for the treatment of bacterial conjunctivitis in patients aged one year and older. InSite receives a mid-single digit royalty based on Besivance sales.

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InSite Vision is working with the U.S. Food and Drug Administration (FDA) on the design of clinical trials of ISV-502, ISV-305 and ISV-303, the company’s pipeline of ophthalmic products based on its proprietary DuraSite® technology.

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ISV-502 (a combination of azithromycin and dexamethasone in DuraSite) and ISV-305 (dexamethasone in DuraSite) are both for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. The Company is working with the FDA to obtain a Special Protocol Assessment for the Phase 3 development program of these two product candidates.

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ISV-303, a topical anti-inflammatory and pain product candidate that combines a low concentration of bromfenac in DuraSite, is being developed to reduce the pain and swelling associated with ocular surgery. InSite is preparing to file an Investigational New Drug application for a Phase 1/2 clinical trial of ISV-303.

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In March 2010, Inspire Pharmaceuticals announced results from two Phase 2 clinical trials of AzaSite for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. In both trials, Inspire announced that AzaSite and the vehicle groups showed statistically significant improvements from baseline, however, statistical significance was not achieved for the primary endpoint of clearing lid margin debris or mean lid margin hyperemia compared to vehicle. Based on these results, Inspire Pharmaceuticals stated their intention to conduct further trials of AzaSite for the treatment of blepharits.

“In 2010, investors can expect InSite Vision to continue to build value in our pipeline products while carefully managing our resources,” said Louis Drapeau, InSite Vision’s Chief Executive Officer. “Underpinning our strategy are the growing royalty revenues we receive from the sales of commercial products utilizing our core DuraSite technology. I’m pleased to note that AzaSite revenues are up from last year through the efforts of our partner Inspire Pharmaceuticals. Additionally, this quarter we started receiving royalties from Bausch & Lomb for Besivance.”

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company’s first quarter results.

Analysts and investors can listen to the conference call by dialing (877) 407-8035 for domestic callers and (201) 689-8035 for international callers. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612- 7415 for international callers. All callers will need to enter the account number 286 and conference ID 350172.

The live conference call will also be webcast and available on the Investor Relations page of the company’s website at http://www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. InSite Vision is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite (azithromycin ophthalmic solution) 1% and Besivance™ (besifloxacin ophthalmic suspension) 0.6%. AzaSite is approved in the United States and Canada and currently marketed by InSite Vision’s partner, Inspire Pharmaceuticals in the United States. InSite Vision has formed multiple strategic licensing and distribution agreements with qualified partners to market AzaSite in select countries in Asia and South America upon regulatory approval in those regions. Besivance was approved by the U.S. Food and Drug Administration in the second quarter 2009 and is being marketed by Bausch & Lomb and Pfizer Inc.

InSite Vision’s ophthalmic product development pipeline also includes ISV-502 and additional product candidates leveraging the company’s core technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for ISV-502 and ISV-303, Inspire’s clinical plans for AzaSite for the treatment of blepharitis, InSite’s plans to advance its AzaSite family of products, InSite’s corporate goals, including for fiscal 2010 and the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s reliance on third parties for the commercialization of its products including Inspire, Pfizer and Bausch & Lomb; the timing of the completion of Inspire’s blepharitis trials and the results of such trials; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to effectively pursue its strategic options and to negotiate favorable terms with respect thereto; InSite’s ability to effectively design and conduct clinical trials for ISV-502 and ISV-303 and the results thereof; InSite’s ability to expand its technology platform to include additional indications; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite’s ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite’s various other product candidates and the results of such trials; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Executive Officer

510.747.1220

mail@insite.com

Media inquiries

Michelle Corral

BCC Partners

415-794-8662

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months March 31, 2010 and 2009

(in thousands, except per share amounts; unaudited)

	Three months ended March 31,
	2010	2009

Revenues	$2,282	$2,252

Expenses:
Research and development	1,144	2,241
General and administrative	1,219	1,673
Cost of revenues, principally royalties to third parties	303	216
Severance	—	369
Impairment	—	615

Total expenses	2,666	5,114

Loss from operations	(384)	(2,862)
Interest expense and other, net	(2,555)	(2,495)

Net loss	$(2,939)	$(5,357)

Net loss per share:
Basic	$(0.03)	$(0.06)

Diluted	$(0.03)	$(0.06)

Shares used to calculate net loss per share:
Basic	94,748	94,682

Diluted	94,748	94,682

Condensed Consolidated Balance Sheets

At March 31, 2010 and December 31, 2009

(in thousands; unaudited)

	March 31, 2010	December 31, 2009
Assets:
Cash, cash equivalents and short-term investments	$22,287	$24,721
Receivables, prepaid expenses and other current assets	2,475	3,294
Property and equipment, net	245	309
Debt issuance costs, net	3,819	3,922

Total assets	$28,826	$32,246

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$1,873	$2,266
Accrued interest	2,781	2,938
Deferred revenues	75	75
Long-term secured notes payable	60,000	60,000
Stockholders’ deficit	(35,903)	(33,033)

Total liabilities and stockholders’ deficit	$28,826	$32,246